Gladstone Land Corporation Reports Results for the First Quarter Ended March 31, 2013

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., May 6, 2013 /PRNewswire/ -- Gladstone Land Corporation (NASDAQ: LAND) (the "Company") today reported financial results for the first quarter ended March 31, 2013. A description of funds from operations ("FFO"), a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q (the "Form 10-Q") filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com. The Company completed its initial public offering in January 2013.

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Summary Information:

	As of and For the Quarters Ended March 31,
	2013	2012

Operating Data:
Total operating revenue	$ 914,583	$ 813,475
Total operating expenses	(538,105)	(317,402)
Other expense	(269,773)	(214,669)
Net income before income taxes	106,705	281,404
Provision for income taxes	(59,189)	(128,900)
Net income	$ 47,516	$ 152,504
Real estate depreciation and amortization	160,036	95,365
Funds from operations(1)	$ 207,552	$ 247,869

Share and Per Share Data:
Earnings per weighted average common share - basic and diluted	$ 0.01	$ 0.06
FFO per weighted average common share - basic and diluted	0.04	0.09
Weighted average common shares outstanding - basic and diluted	5,249,898	2,750,000

Balance Sheet Data:
Real estate, gross	$ 39,678,968	$ 32,399,715
Total assets	90,013,631	31,694,962
Mortgage notes payable and borrowings under line of credit	29,589,165	23,215,880
Total stockholders' equity	58,991,767	7,723,928
Total common shares outstanding	6,530,264	2,750,000

(1) Funds From Operations ("FFO") is a term approved by the National Association of Real Estate Investment Trusts ("NAREIT").

Highlights of Q1 2013, the Company:

  Priced and Closed Initial Public Offering – Issued 3,780,264 shares of common stock in connection with its initial public offering, resulting in gross proceeds of $56.7 million and net proceeds of $51.3 million; and
  Declared Distributions – Declared and paid monthly cash distributions of $0.04 per share on its common stock, for each of February and March 2013.

Q1 2013 Results: FFO for the three months ended March 31, 2013, was approximately $208,000, or $0.04 per share, compared to $248,000, or $0.09 per share, for the prior-year quarter, decreases of 16.3% and 56.1%, respectively. FFO decreased primarily due to additional costs incurred during the quarter related to becoming a public company, particularly directors' fees and increased insurance premiums, as well as an increase in interest expense, due to additional borrowings under our mortgage loan, and an incentive fee being earned by our Adviser for the current quarter. These increases were partially offset by increases in rental revenue and depreciation and amortization expense during the current quarter, both due to additional properties acquired during Q3 2012. The addition of 3.8 million shares into the market through our IPO led to a further decrease in FFO on a per-share basis for the current quarter.

Net income for the three months ended March 31, 2013, was approximately $48,000, or $0.01 per share, compared to $153,000, or $0.06 per share, for the prior-year quarter, decreases of 68.8% and 83.7%, respectively. Net income decreased primarily as a result of the same factors as discussed above. A reconciliation between FFO and net income for the three months ended March 31, 2013 and 2012, which the Company believes is the most directly-comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone: "Our financial results for the quarter reflect increased revenues from our farm acquisitions made during 2012; however, we did have some expenses related to our initial public offering that hurt our earnings this quarter. We are working hard to continue to deploy this additional capital in 2013. We also continue to focus on maintaining our portfolio and working with our existing tenants to extend leases that are scheduled to mature in the next few years. We are looking forward to an active 2013."

Subsequent to the End of the Quarter, the Company:

  Property Acquisition:  Acquired one property comprised of 119 acres of farmland near Covert, Michigan, for approximately $1.3 million.  The current lease has seven years remaining and provides for annualized, GAAP straight-line rents of approximately $105,000; and
  Declared Distributions:  Declared monthly cash distributions of $0.12 per share on its common stock, for each of April, May and June 2013.  A portion of this payment is related to the Company's accumulated earnings and profits from prior periods that must be distributed prior to its REIT election.

Conference Call: The Company will hold a conference call on Tuesday, May 7, 2013, at 8:30 a.m. EDT to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through June 7, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10027168. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through July 8, 2013.

About Gladstone Land: Gladstone Land is a real estate investment company that pays monthly dividends to its stockholders. Gladstone Land invests in farmland located in major agricultural markets in the United States ("U.S.") that it leases to corporate and independent farmers. The Company currently owns 13 farms (appraised at approximately $76.8 million), predominantly concentrated in locations where its tenants are able to grow row crops, such as berries, lettuce and melons, which are planted and harvested annually or more frequently. The Company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers. Additional information can be found at www.gladstoneland.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company presents basic and diluted FFO per share as calculations of FFO available to common stockholder divided by the weighted average common shares outstanding. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company's Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC today.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, renegotiate or extend leases, and deploy additional capital are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to invest proceeds from its initial public offering; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 27, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Gladstone Land Corporation, +1-703-287-5893